Exhibit 99.1

PRESS RELEASE

Euronet Worldwide Announces Appointment

of Sergi Herrero to Its Board of Directors

LEAWOOD, Kan. (June 10, 2024) – Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, today announced the appointment of Sergi Herrero to the Euronet Board of Directors effective June 4, 2024. His appointment increases the size of the board from nine to ten members.

“We are extremely pleased to welcome Sergi to our board,” said Michael J. Brown, Euronet’s Chairman and Chief Executive Officer. “He has extensive C-level experience as an executive officer in the payment and technology industries, which along with his experience serving the boards of fintech companies in Europe, will support Euronet as we continue to expand our business. “

“With this appointment, Euronet has found an excellent candidate who brings depth and a wealth of experience to our board. This appointment further enhances and supports our commitment to ensure our board reflects the future needs of the business,” noted Paul Althasen, Chair of the Nominating and Governance Committee.

Mr. Herrero is currently a Board Member and the Chief Executive Officer of Merchan-E, a fintech company with a financial technology platform that supports the digital commerce and money management needs of its customers. Previously, he was Meta’s Global Director of Payments and Commerce from 2016 to 2019. At Meta, he created a global partnership team to deploy and grow Meta’s payments and commerce platform. Mr. Herrero currently serves on the boards of Enra, a fintech company based in the Middle East, and Intix, a financial services company that tracks payments on an analytics platform. Mr. Herrero holds master’s degrees in Management from the University of California, Berkley and Ramon Liulll University, Spain and a BS in Electrical Engineering from Ramon Liull University, Spain.

About Euronet

Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit processing, ATMs, point-of-sale services, branded payments, currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payment network that includes 53,029 installed ATMs, approximately 713,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 67 countries; card software solutions; a prepaid processing network of approximately 808,000 POS terminals at approximately 348,000 retailer locations in 63 countries; and a global money transfer network of approximately 583,000 locations serving 198 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices. For more information, please visit the company's website at  www.euronetworldwide.com.